EXHIBIT 99.2

Gastar Exploration Ltd.

Drilling Down Under

Exploring Southeastern Australia Coalbed Methane Opportunities

July 2008

This report is being produced by Gastar Exploration Ltd. to provide improved communication with its stakeholders. The Company’s objective with this report is to provide a more thorough understanding of its operations in New South Wales, Australia, the development of coal seam gas in Southeastern Australia and the emerging market for natural gas in the region. For more information on Gastar, please visit us at www.gastar.com.

Corporate Headquarters

1331 Lamar, Suite 1080

Houston, TX 77010

United States of America

For More Information, Please Contact Us

by Telephone, Email or Visit Us Online:

713.739.1800

www.gastar.com

Reader Advisory, Risks and Forward Looking Statements

This report is presented as a brief company overview for the information of investors, analysts and other parties with an interest in Gastar Exploration Ltd. (herein referred to as “Gastar” or “Company” and by its abbreviation, “GST”). The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning expected future financial positions, segment sales, results of operations, cash flows, funds from operations, financing plans, gross margins, business strategy, budgets, projected costs and expenses, capital expenditures, competitive position, product offerings, technology developments, access to capital and growth opportunities, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These factors include, among others, low and/or declining prices for natural gas and oil; demand for natural gas and oil; volatility of natural gas and oil prices; risks associated with exploration, including cost overruns and the drilling of non-economic wells or dry holes; the ability to raise capital to fund capital expenditures, uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures; operating hazards inherent to the natural gas and oil business; down hole drilling and completion risks that are generally not recoverable from third parties or insurance; potential mechanical failure or under-performance of significant wells or pipeline mishaps; adverse weather conditions; availability and cost of material and equipment, such as drilling rigs and transportation pipelines; the number of well locations to be drilled and the time frame in which they will be drilled; delays in anticipated start-up dates; actions or inactions of third-party operators of our properties; ability to find and retain skilled personnel; strength and financial resources of competitors; potential defects in title to our properties; federal and state regulatory developments and approvals; losses possible from pending or future litigation; environmental risks; worldwide political and economic conditions; and operational and financial risks associated with foreign exploration and production.

In September 2007 and January 2008, our independent petroleum engineers, Netherland Sewell & Associates, Inc. (“NSAI”), certified a quantity of proved and probable reserves under guidelines established by the Society of Petroleum Engineers (“SPE”), as a result of the success of one of our pilot production projects on PEL 238 and data from recent core holes. These reserves, however, are not yet established as proved reserves under Securities and Exchange Commission, or SEC, guidelines nor can we assure that other unevaluated acreage will contain similar reserves. Currently, the SEC will not permit such reserves to be included in filings and reports filed with the SEC.

Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2007. Many risks, uncertainties and assumptions are associated with GST, its operations and the oil & gas industry it serves. Before making any investment decision, the Company urges the reader to closely consider the variety of risks to its business which are described in greater detail under the heading “Risk Factors” in its SEC filings, most notably in its most recent Form 10-K, filed March 17, 2008.

The information contained in this document is only current as of the date indicated on the cover and the Company undertakes no obligation to update this document.

June 2008
AMEX: GST; TSX: YGA

Drilling CBM Down Under	Gastar Exploration Ltd.

WWW.GASTAR.COM

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Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. It combines higher-risk exploration drilling in the deep Bossier play in East Texas with lower-risk coal bed methane development in the Rockies and in southeastern Australia, where it is emerging as an important player. Gastar owns a 35% interest in 6 million acres in the coal bed methane reserves of the Gunnedah Basin of New South Wales, Australia.

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Government Initiatives Promoting Natural Gas Use. Production from the Gunnedah Basin coal seams is expected to become an important supply source for the nearby market centers, including Newcastle and Sydney, as the government of New South Wales actively promotes the conversion of power plants from coal to gas in an effort to reduce greenhouse gas emissions.

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Gunnedah Shows Positive Initial Results. Early production results from the Gunnedah Basin supports the existence of a major coal seam gas province with the potential for high (3-5 Bcf) recoverable reserves per well. Pilot production wells are producing early gas at increasing rates, and water at greater rates than anticipated. Both are indicative of a fully gas-saturated system with high permeability, and are thus encouraging for coal seam gas production.

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Attractive Finding and Development Costs. The use of innovative well-completion methods and other new technologies has lowered the risk and improved the economics of coal seam gas drilling in Australia. Leveraging off of a lower-risk and lower-cost base, coal seam producers should be able to deliver strong cash margins at current discounted gas price levels. Gastar and its partner, Eastern Star Gas Ltd., have based their development assumptions on economics of average F&D costs of approximately $1.00/MMBtu and natural gas prices of $3.00/MMBtu; and thus, any price improvement would provide pure upside.

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Significant Growth Potential in Australia’s Coal Seam Gas Industry. Australia’s coal seam gas industry has experienced remarkable growth over the last 10 years. Coal seam gas reserves of approximately 10.6 Tcf made up about 47% of eastern Australia’s total 22.6 Tcf proved and probable (2P) gas reserve base as of May 2008, (RLMS estimates). The development of coal seam gas resources is expected to offset declining production from mature conventional basins and to supply the growing gas-fired power markets.

Price (June 23, 2008): $2.60

Stock Data:

Fiscal Year end:	December
Symbol:Exchange:	GST:AMEX
52-Week Range:	$0.87-$2.75
Shares Outstanding 1):	207.1mm
Market Capitalization :	$538.5mm
Total Enterprise Value (TEV) 2):	$592.2mm
Avg. Daily Stock Volume (L3M):	834,828
Insider Ownership 3):	2.1%
13F Institutional Ownership:	32.4%

Financial Data & Guidance:

Select Income Statement:	FY2007	FY2008E4
Revenues:	$34.6mm	$67.4mm
EBITDA 5):	$8.8mm	$40.7mm
EPS:	($0.15)	$0.03
TEV / EBITDA:	67.1x	14.5x
P / E:	NM	86.7x

Select Balance Sheet: ($MM)	12/31/07	3/31/08
Total Cash & ST Investments:	$85.9	$79.0
Total Debt:	$132.7	$132.7
Total Stockholders’ Equity:	$95.3	$93.2
Total Debt / Capitalization:	33.0%	36.6%

Stock Price (1-year price performance):

1)	Reflects diluted shares outstanding as of March 31, 2008.
2)	Total Enterprise Value (TEV) is defined as Market Capitalization plus Total Debt less Total Cash.
3)	Represents executive officers and directors as disclosed in the latest Proxy Statement on file with the SEC.
4)	FY08 Revenues, EBITDA and EPS are Thomson One consensus estimates. Company does not endorse Thomson One estimates and provides such data for informational purposes only.
5)	EBITDA is a non-GAAP financial measure.

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Drilling Down Under	July 2008

Table of Contents

1.      EXECUTIVE SUMMARY

•     WHAT IS COAL SEAM GAS?

•     AUSTRALIAN COAL SEAM GAS OPPORTUNITIES

-   Incentives for CSG Reserve Development

-   Growing NSW Gas Pipeline Network

-   Contractual Agreements Reinforce Confidence in CSG Resource

-   Favorable New South Wales Royalty Scheme in Place

-   Smaller E&P Companies, Including Gastar, Positioned Early in CSG Play.

-   CSG Projects Also Attracting Attention of Multi-Nationals

2.      FULL REPORT: DRILLING FOR CSG DOWN UNDER

•     GAINING INCREASING SHARE OF THE MARKET

-   NSW Exploration Initiatives Attracting CSG Producers

-   Government Initiatives Driving Increased Gas Use Among Power Generators

-   Gas-Fired Power Plants Have Cost and Efficiency Advantages

-   Record-Setting Growth in CSG Production…

-   …Expected to Offset Conventional Supply Shortfall

-   NSW is Largest Consumer of Gas in Eastern Australia.

-   CSG Estimated at 47% of Total 2P Reserves in Eastern Australia

-   Exploration and Development Success Should Accelerate CSG Growth

-   Growing Source of Reliable Gas Supply

•     IMPROVING ECONOMICS FOR SOUTHEAST AUSTRALIAN CSG PRODUCERS

-   Expanded Infrastructure Could Improve Gas Price Differentials

-   LNG Exports May Increase Reliance on New South Wales CSG Supply

-   Favorable Near-Term Outlook for Southeastern Australian Gas Industry

3.      GASTAR EXPLORATION: AN EMERGING CBM PLAYER

•     GASTAR EXPLORATION’S OPPORTUNITIES

-   Attractive Drilling Economics in PEL 238

-   Higher Certified Reserve Targets Based on Recent NSAI Report

-   Agreements in Place to Deliver PEL 238 Gas Beginning in 2010

-   Other Acreage Concessions Offer CBM Production Potential

•     CHALLENGES IN CSG DEVELOPMENT IN GUNNEDAH

-   Unpredictable Natural Gas Prices

-   Underdeveloped Gas Pipeline Infrastructure

-   Ramp-Up of Gas Sales to Meet MOU Requirements.

-   Exploration Licenses Subject to Renewal

-   Native Title Claims Could Affect Australian Land Use

•     TRANSACTIONS DRIVING VALUE OF CSG POTENTIAL

-   Australian CSG Potential Unrealized in GST’s Stock Valuation

4.      COAL SEAM GAS DEVELOPMENT

-   Australian Coalbed Methane Production Potential Could Mirror That in U.S.

-   Production Pilots Evaluate CSG Capabilities

-   CSG Wells Have Economic Advantages...

-   …But Have Initial Negative Effect on Cash Flow

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Drilling Down Under	July 2008

1. Executive Summary

The southeastern Australian natural gas market is rapidly becoming one of the hottest plays in the industry, with coal seam gas development getting the attention of domestic companies and multi-nationals worldwide. Although the coal seam gas (CSG) industry is still relatively small, it accounts for a significant and growing portion of the southeastern Australian gas market. (Throughout this report, the terms CSG and coalbed methane, or CBM, will be used interchangeably. Also, the terms “petajoule” and “billion cubic feet” will be assumed to be equivalent energy measures.) This report will attempt to demonstrate the increasing significance of coal seam gas in Australia, identify the players and explain the CSG production process. The role of Gastar Exploration Ltd. will also be described in the context of its successful production pilot and core hole drilling programs in the Gunnedah Basin coal seams in New South Wales (NSW).

WHAT IS COAL SEAM GAS?

Coal seam gas or coalbed methane is an “unconventional” gas that differs from conventional gas simply in how it occurs in nature. Coal seam gas is trapped in the micropores of a coal seam and is held in place by pressure from the overlying rock and water, whereas conventional gas typically exists in the pores and/or fractures of sedimentary rock. Due to natural fractures, called “cleats,” within the seam, coal has a large internal surface area and is therefore capable of holding significantly larger gas reserves than a conventional sandstone reservoir.

Coal seam gas production is dependent on many factors. These typically include the thickness of coal, gas content, permeability (ability for the gas to flow), and the depth of the coal seam and purity of the gas. The gas is produced by releasing the pressure that is keeping it in place, typically by removing the water. When water is pumped from the coal seam, gas flows through the cleats. As water production decreases, the flow of gas increases.

Coalbed methane reserves were initially developed in the western United States in the San Juan Basin and expanded to the lower-ranking coals of the Powder River Basin. New technologies reduced the risk of CBM development and allowed for more efficient drilling, and as a result, coalbed methane production has been increasingly contributing to the overall U.S. gas supply over the past decade. Other nations are capitalizing on coalbed methane development opportunities, and in southeastern Australia, coal seam gas has emerged as a key energy component.

In Australia, there are considerable commercial advantages offered by coalbed methane as an energy resource, including relatively low exploration and production costs and convenient proximity to major markets. There are major coal seam gas resources along the east coast of Australia, although at present, the majority of CSG activity in Australia is confined to the eastern states of Queensland and NSW. Currently, coal seam gas supplies about half of Queensland’s gas consumption, and its share of the southeastern Australian market is expected to grow exponentially.

In NSW, the major deposits are thought to be in the Sydney Basin, Gunnedah Basin and the Clarence-Moreton Basin. In Queensland, coal seam gas extraction is occurring in the Bowen and Surat Basins. According to the Resource & Land Management Service (RLMS), a Queensland based environmental, mapping and land management consultancy, an estimated 10.6 Tcf of proven and probable (2P) coalbed methane reserves were in place in the combined NSW and Queensland states as of May 2008, which made up about 47% of eastern Australia’s total 2P gas resource base (Figure 3, page 12). The potential for increasing these resources is significant as the CSG industry continues to evaluate these basins.

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Drilling Down Under	July 2008

AUSTRALIAN COAL SEAM GAS OPPORTUNITIES

Southeastern Australia has been benefiting from a robust economy and a corresponding growing electric and industrial market. Although the current southeastern Australian power market relies on coal for approximately 90% of its feedstock, its use of natural gas production, particularly from coal seams, as a fuel source is growing at a rapid pace.

While in the past, this region has been largely ignored by natural gas producers, it is experiencing a surge in exploration and development activity in response to growing gas-fired electric generation and new and expanded infrastructure projects. A number of new gas-fired electric generation plants have been completed or converted, largely in response to NSW and Queensland government policies that encourage gas use in those states. Also, additional facilities have been proposed. Moreover, at least four new liquefied natural gas (LNG) projects along the east coast are on the drawing board, which could create an overseas market for gas by 2013.

The developing market in southeastern Australia is likely to be increasingly supplied by gas from nearby coal seam basins, and like any commodity-driven market, should result in higher prices and improved margins for producers.	Natural gas from two types of gas projects is supplying the eastern Australia market. Conventional gas projects primarily in the Cooper, Eromanga, Gippsland and Otway Basins are competing with the newer coal seam gas projects in the Gunnedah, Sydney, Bowen and Clarence-Moreton Basins. However, the conventional gas reserves in eastern Australia, particularly in the Cooper and Gippsland basins, are mature and on the decline, and as a result, production from these basins is unlikely to keep up with the expected pace of demand growth. A shortfall of conventional gas supply may develop as early as 2013 – coinciding with the completion of the new LNG export plants. To offset this shortfall, gas from the nearby coal seam basins is likely to increasingly supply the developing markets in southeastern Australia, which, as in any commodity-driven market, should result in higher natural gas prices and improved margins for the CSG producers.

Incentives for CSG Reserve Development. Historically, natural gas production in southeastern Australia has been “land locked”, and the price of gas has traded at a significant discount to both Western Australia and international markets. This was largely due to an abundance of cheap coal for power generation, an insufficient gas transportation system, the absence of liquefied natural gas export facilities, and an underdeveloped gas market. Thus, until recently, there was little incentive for producers to develop new gas reserves. Fortunately, the growing gas-fired electric generation market and the proposed LNG plants are driving current and future demand and should begin pulling on the tightening supply of conventional gas. Moreover, government initiatives have been adopted that not only promote gas use to reduce greenhouse gas emissions but also create a regulatory environment that encourages gas exploration and the development of infrastructure.

Growing NSW Gas Pipeline Network. The regulatory environment is favorable for new pipeline construction. Objectives of the current regulatory regime are to provide a process for establishing third-party access to natural gas pipelines, facilitating the development and operation of a national natural gas market, promoting a competitive market for natural gas in which customers can choose their supplier, and providing a right of access to transmission and distribution networks on fair and reasonable terms and conditions.

Once a gas pipeline interconnection is completed, coal seam gas production from the Gunnedah Basin in New South Wales should have significant transportation cost advantages. Also, there is a growing network of pipelines on the drawing

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board, and recently, a pipeline project, the Queensland Hunter Gas Pipeline, was announced that would potentially move coal seam gas from New South Wales into Queensland, accessing the expected LNG markets (see Figure 1).

Figure 1: Queensland Hunter Gas Pipeline Project

Source: Gas Hunter Pipeline Pty Ltd.

Contractual Agreements Reinforce Confidence in CSG Resource. The gas market in Eastern Australia is characterized by agreements between gas buyers and sellers that underpin investments by both parties. The process usually begins with a preliminary agreement or a Memorandum of Understanding (MOU), followed by a long term gas sales agreement (GSA). Under a typical GSA, the pricing terms are confidential and may be negotiated as a fixed price or with an annual escalation linked to CPI. The price may also be reviewed at pre- determined intervals over the life of the contract, generally every 2 to 3 years. While the upstream price of gas in Eastern Australia is currently in the A$3.00 – A$ 3.50 per gigajoule (GJ) range (equivalent to about $ 2.75—$3.20/MMBtu), recent upward pricing pressure has led to arbitrated price reviews and renegotiated contracts at higher prices.

Generally, the terms of the GSAs vary based on contracted volumes, firmness of supply, take-or-pay conditions and flexibility in daily quantity. They also take into account the location of the supply source relative to the available market and

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Drilling Down Under	July 2008

competing supplies (transportation differentials) as well as supply risk (the level of certainty on reserves and production for a supply source). Large contracts tend to be for terms of 10 to 20 years, although the trend has been moving toward shorter terms.

Favorable New South Wales Royalty Scheme in Place. In Australia, the ownership of minerals is vested in the government and passes to the license holder once the relevant mineral is extracted. This requires all oil and gas producers to pay the government royalties of 10% of the wellhead value of petroleum or natural gas extracted. However, the NSW government has also implemented a favorable royalty structure as an incentive for gas producers. Under the program, the government does not collect royalties on gas production revenues in the first five years of production. In year six, after the exploratory license is converted to a production license (PL) or petroleum assessment license (PAL), royalty payments commence at 6% and increase at a rate of 1% per year up to a 10% maximum.

Gastar’s primary holding is in Production Exploration License (PEL) 238 in the Gunnedah basin, where it has about 185 bcf of gross probable (2P) reserves.	Smaller E&P Companies, Including Gastar, Positioned Early in CSG Play. Smaller capitalized gas companies were early to discover the potential of the coalbed methane play in Australia. Among the U.S. companies are Houston- based Gastar Exploration Ltd., which has a 35% interest in a 6 million gross acre position in New South Wales, and Denver-based PetroHunter, which acquired a stake in the onshore Gippsland Basin in Victoria.

The characteristics of the coals held under PEL 238, closely resemble those of the prolific San Juan basin in terms of their size, depth, permeability and gas content.	Gastar Exploration is well positioned to participate in the growing southeastern Australian markets. Its primary holding is in Production Exploration License (PEL) 238 in the coal seams of the Gunnedah Basin, where it has gross probable (2P) reserves certified at 185 Bcf (see Figure 2). PEL 238 covers about 2 million gross acres (786,000 net to Gastar) and is strategically located about 250 miles northwest of Sydney in New South Wales. Moreover, the characteristics of the coals held under PEL 238 closely resemble those of the prolific San Juan Basin in the U.S. in terms of its size, depth, permeability and gas content. In addition to PEL 238, Gastar holds other licenses in PEL 433 and 434 in the Gunnedah basin.

Initial commercial production from PEL 238 is anticipated in late 2008.	Gastar and its operating partner Eastern Star Gas Ltd. (ESG:AX) have drilled two pilot production projects on the PEL 238 which are backed by MOUs for gas sales agreements to deliver up to 1,000 Bcf of gas to the New South Wales utility market. Initial commercial production from PEL 238 is anticipated in late 2008. Based on its production pilot success and the anticipated build-up in the energy infrastructure in New South Wales, Gastar and Eastern Star plan to continue to pursue further pilot production, core-hole and other exploratory CBM activities.

As the development program moves towards commercial production, the joint venture intends to convert a portion of the significant resource potential into certifiable proved and probable reserves. The certification of proved reserves and the growth of its probable reserves are necessary to support the development of infrastructure to service growing natural gas demand in New South Wales. Contracts for the construction of this infrastructure, as well as gas sales or use contracts, are expected in late 2008 and will be required before recognition of proved reserves in PEL 238 under SEC guidelines.

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Figure 2: Gastar/ESG Permits in Gunnedah Basin

Source: Eastern Star Gas

CSG Projects Also Attracting Attention of Multi-Nationals. The importance of CSG is also reflected in the number of multi-national companies that have been aggressively acquiring positions in both the coalbed methane projects and in the players. In January 2008, British BG Group, a global integrated gas major, acquired a 20% interest in the CSG assets of Queensland Gas Company (QGC:AX), with the intent of building an A$8 billion (US$7.3 billion) LNG plant and developing the coalbed methane reserves in the Surat Basin in southwestern Queensland. The ink was barely dry on the QGC acquisition when British BG proposed an even larger deal to buy Origin Energy (ORG:AX), an Australia-based energy company with significant coal seam gas reserves in Queensland, for almost A$ 13 billion (US$ 11.8 billion). Although British BG offered a 40% premium over Origin Energy’s closing share price, the bid was rejected.

In June 2008, Australian oil and gas company, Santos Ltd., announced plans to explore for gas in the Gunnedah Basin on acreage adjacent to Gastar/ESG’s licenses. It will begin testing the basin with initial seismic exploration and core hole drilling, and any favorable results could have positive implications for Gastar/ESG’s exploration program. Santos has also approached Gastar and Eastern Star Gas regarding a potential basin-wide cooperative effort to move Gunnedah Basin gas into its proposed LNG plant. If this comes about, the value of the 185 Bcf of gross 2P reserves (1,300 Bcf of gross 3P reserves) held by GST and ESG would be materially higher than previously assumed. Also, GST’s stated goal for 2P reserves by year-end 2008 is +400 Bcf.

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2. Full Report: Drilling for CSG Down Under

• Eastern Australia’s coal seam gas industry continues to grow at a rapid pace, increasingly replacing its conventional natural gas supply which is now in decline.

•     The boom in Australia’s coal seam gas development is attracting the attention of large and small domestic and international energy companies. Technical innovations and growing industry knowledge have allowed coal seam gas producers to prosper in eastern Australia’s current low gas price environment.

•     Coal seam gas has a ready market in Queensland and a less mature but developing market in New South Wales, and demand is growing quickly. Government initiatives promote natural gas use in power generation to control greenhouse gas emissions.

• U.S.-based Gastar Exploration Ltd. was early to acquire coal seam gas acreage in New South Wales and will begin delivering gas to NSW utility customers in late 2008 or early 2009.

•     Along with the recently announced initiative for a new 850 kilometer pipeline from Queensland to Newcastle and the British Gas acquisition of coal bed methane assets from Queensland Gas, the Australian coal seam gas industry is rapidly evolving on the back of the global LNG market and is becoming an area for premium natural gas price realizations.

GAINING INCREASING SHARE OF THE MARKET

Efforts to explore and develop coal bed methane resources are currently outpacing drilling of conventional gas reserves.	Coal seam gas is rapidly emerging as a major new energy source for southeastern Australia, particularly in Queensland and New South Wales. The future for coal seam gas is very encouraging, and efforts to explore and develop the coalbed methane resources are currently outpacing drilling in the conventional gas reserves.

Coal seam gas has rapidly been gaining market share in the electric generation and industrial markets as a result of recent environmental restrictions.	Among the advantages of CSG are that it is abundant, competitively priced and low in greenhouse gas emissions. However, in Australia, this resource was largely overlooked as a major fuel source because of the country’s heavy reliance on coal. While coal will continue to provide the majority of Australia’s energy needs for the foreseeable future, gas produced from coal seams has rapidly been gaining market share among electric generation and industrial users over the past seven years as a result of recent environmental mandates. In an effort to curb greenhouse gas emissions, the governments of Queensland and New South Wales enacted energy policies a few years ago that mandated the use of natural gas in power and industrial production. Also, the governments helped to facilitate the exploration and production of coalbed methane with a more efficient and effective administrative and legislative regime.

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NSW Exploration Initiatives Attracting New Gas Producers. New South Wales is unique in having large market opportunities and expanding gas-related infrastructure in close proximity to frontier acreage. However, the NSW sedentary basins are relatively underdeveloped compared to neighboring states. In an effort to attract oil and gas producers to the region, the NSW government funded two exploration initiatives earlier in the decade: the original Discovery 2000 initiative and the current Exploration NSW. Key components included:

•     predictability of the acreage management process

•     a six-year title system with 25% relinquishment on renewal

•     a five-year royalty holiday on production from petroleum discoveries. Under this holiday, the royalty rate is zero during the first five years of production, and commences at 6% in the sixth year. The rate increases by 1% each year up to 10% of the wellhead value in year ten.

Gastar Exploration Ltd. was one of the early entrants into the region, attracted by Australia’s abundant coal resources and stable political environment. Since its inception, Gastar began acquiring acreage in eastern Australia with the objective of establishing a dominant position in a prospective CBM basin. It focused on the Gunnedah Basin in NSW, and the company gained a clear “first mover” advantage in acquiring premier properties at attractive prices relative to today’s market.

Government Initiatives Encourage Gas Use in Power Generation. In addition to the early government actions to promote gas exploration, a number of recent initiatives have been introduced to promote use of gas in southeastern Australia. In May 2000, the Queensland government released its “Queensland Energy Policy—A Cleaner Energy Strategy”, requiring increased gas use in power generation. This initiative, also dubbed the “13% Scheme”, required electricity generators in Queensland to source at least 13% of their supply from natural gas and 2% from renewable fuels. The gas requirement has since been upgraded to an 18% minimum through 2020.

A second initiative launched by the New South Wales government in 2003 was the “NSW Greenhouse Gas Reduction Scheme”, which provided economic incentives to power producers to reduce greenhouse gas emissions. A recent move affecting energy use in all of Australia was the government’s ratification of the Kyoto Protocol in December 2007, which obligates the entire nation to meet reduced greenhouse gas emission targets. Interestingly, the Kyoto Protocol was ratified within days of the new administration taking office.

Already these initiatives have had an impact on natural gas use in the area, and a number of new gas-fired electric generation plants have been proposed and/or completed in Queensland and New South Wales. Illustrating this rise in demand is the Queensland market where annual gas demand from the power sector increased from 2 Bcf to 70 Bcf between 2000 and 2006.

Gas-Fired Power Plants Have Cost and Efficiency Advantages. A report commissioned by the NSW Government titled the Owen Review; “Availability and Cost of Gas for NSW Baseload Generation 31st July 2007”, determined that NSW will need additional baseload power generation within the next five to six years to meet anticipated electricity demand. Most of that new generation capacity would likely be fueled by natural gas or coal, but the report cited substantial benefits of gas as a fuel source. It also concluded that there would be adequate gas pipeline capacity by that time frame based on the number of pipeline projects that are already progressing.

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The study found that in addition to reduced greenhouse gas emissions, gas-fired plants have certain cost advantages over coal-fired plants. One advantage is that combined cycle gas turbines can run efficiently at high capacity and are cheaper to build. Using natural gas and steam to produce energy, a combined cycle plant emits about half of the greenhouse gases as an equivalent coal-fired plant burning black coal and about a third of that of brown coal. Typically, natural gas is burned to create either hot combustion gases or steam, which then passes through a turbine that drives a generator to produce electricity.
Instead of releasing the exhaust gases, which can typically carry away up to 60% of the heat produced, combined cycle generators capture the heat from the exhaust thermal efficiency.

Record-Setting Growth in CSG Production… Compared to the coal seam gas industry in the U.S., Australia’s level of CSG production is small. (Refer to Appendix: Coal Seam Gas Development at the end of this report for further discussion.) However, in recent years, production has grown significantly as the coal seam industry has demonstrated its ability to define and develop new reserves and identify probable and potential reserves. New technologies and growing industry knowledge have reduced drilling and production costs and improved extraction and completion techniques. Also, unlike conventional gas, coal seam gas is found at shallower depths, enabling the use of smaller, cheaper drilling rigs. Thus, operating margins and drilling risks have improved.

According to EnergyQuest, an Australian energy economic firm, annual Australian CSG production was only about 10 Bcf seven years ago. However, in 2005, CSG production had risen to approximately 53 Bcf, which as an 89% increase over the prior year, and has been growing at double-digit rates since then. In 2006, CSG production rose 31% to 80 Bcf and in 2007 reached a record 113 Bcf or an annual increase of about 40%.

…Expected To Offset Conventional Supply Shortfall. Through the next decade, gas demand growth is expected to exceed southeastern Australia’s conventional gas supply, thus increasing the industry’s reliance on coal seam gas resources. The good news is that the amount of methane contained within these coal seams is estimated to be several times greater than the natural gas that exists in the current conventional reserves in the area.

The amount of methane contained within the coal seams is estimated to be several times greater than the natural gas that exists in the current conventional reserves.	The growth in established coal seam gas reserves in Eastern Australia has been significant. Over the past five years, CSG proved and probable reserves (or 2P reserves) grew from less than 500 Bcf to approximately 4.0 to 5.7 Tcf in 2007 (Expert Report submitted by Wood MacKenzie Consultants Ltd in NSW Owen Review report; Resource & Land Management Service). According to the most recent data from the RLMS, coal seam 2P reserves grew to 10.6 Tcf, or about 47% of the total eastern Australia total 2P reserve base. CSG is now generally accepted in the industry as a commercial and reliable source of gas supply, and by the end of next decade, could account for more than 50% of the total gas supply in Eastern Australia.

NSW Is Largest Consumer of Gas in Eastern Australia. Currently, the majority of CSG activity in Australia is confined to the eastern states of Queensland and New South Wales, where the largest market centers also exist. NSW is the largest user of primary energy in Australia, consuming about 120 Bcf of the 600 Bcf natural gas market in Eastern Australia. Based on their proximity to these markets, the major coal basins of New South Wales that once only produced coal are being targeted for their methane gas potential. From the perspective of their potential, these basins have acceptable permeability, coal rank and gas content, and attractive coal thicknesses; all characteristics that support commercial CSG production.

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Putting the current supply/demand situation into perspective, gas consumption in southeastern Australia rose about 3.4% to 908 Bcf in 2006 compared to 2005, according to the Australian Bureau of Agricultural & Resource Estimates (ABARE), an Australian government economic research agency. In contrast, coal seam gas production rose by 31.4% during the same time period. Future demand is expected to grow at an annual rate of 3.8% over the next decade compared to a 1.3% rise in conventional gas production. To keep up with projected demand, at least 5,800 new CSG wells will have to come on stream over the next 20 years, requiring an investment of approximately A$ 2.9 billion, according to the Owen study.

The potential for NSW coalbed methane production is enormous given the extent of gas-bearing coals in the Gunnedah-Surat, Clarence-Morton and Sydney Basins. While these basins are only in the early stages of evaluation and have yet to prove significant commercial production, there has been a dramatic increase in interest by both the coal industry and the petroleum industry in these resources.

Exploration and Development Success Should Accelerate CSG Growth. In addition to Gastar, there are a number of other players in the southeastern coal seams, including Santos Ltd., Australia’s third-biggest oil and gas producer; Queensland Gas; Origin Energy; Sunshine Gas; Sydney Gas Company Ltd.; and Brisbane-based Arrow Energy. Gastar and Eastern Star Gas are emerging producers and are jointly developing a major coal seam gas project in the Gunnedah Basin in New South Wales.

In New South Wales, the following CSG projects have been announced and are progressing, and two of them are to be sourced by coal seam gas from PEL 238 in the Gunnedah Basin.

•       Gastar Exploration and Eastern Star Gas jointly own the 4-MW Wilga Park Power Station which will be supplied by CSG gas from its joint venture project with Gastar in the Gunnedah Basin under a 10-year agreement beginning in 2009. The plant is being expanded to 7 MW in the near term, and ultimately up to 40 MW with the installation of additional generation units.

•       Gastar and Eastern Star also have MOUs with two of Australia’s largest power producers that would source up to 1 Tcf of coal seam gas from the Gunnedah Basin. Two production pilots (Bibblewindi and Bohena) are currently in operation in PEL 238, from which commercial production is expected in late 2008. The joint venture has commenced a new coring program that should confirm additional coal seam reserves, and on the basis of these production pilots, a recent report by NSAI certified proved and probable reserves of 185 Bcfe gross (57 Bcfe net) on approximately 1% of its acreage.

•       In June 2008, Santos Ltd. announced plans to explore for coal seam gas on recently-acquired licenses with resource potential of 40 Tcf in the Gunnedah Basin adjacent to the Gastar/ESG holdings. Santos has already begun initial seismic exploration and core hole drilling, and Santos plans to continue to test the potential of the field over the next three-to-four years.

•       Molopo Australia Ltd (MPO:AX) and Lucas Energy Pty Ltd are jointly developing a CBM project in PEL 285 in the Gloucester Basin in New South Wales. The initial reserve certification received by NSAI in February 2008 estimated 2P and 3P reserves at 170 Bcf and 359 Bcf, respectively. The joint venture has drilled nine core holes in the Stratford

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Prospect, and is in the process of drilling and completing five new production pilot wells. Up to 13 CBM core holes are planned to further delineate reserves.

Sydney Gas Limited’s Camden Gas Project includes 21 production wells supplying gas (up to 4.5 Bcf per year) to AGL Wholesale Gas Ltd. This project is being expanded to supply about 14.5 Bcf per year under a 10- year supply agreement.

Growing Source of Reliable Gas Supply. As a result of increased production activity and the signing of gas market contracts, the coal seam basins in southeastern Australia are viewed as a long-term source of supply, which according to observations by Wood MacKenzie Consultants Ltd. in the NSW Owen Review, is sufficient to meet incremental demand for gas over the next two decades. As demand for natural gas rises with the addition of new gas-fired power plants and LNG facilities, the Owen study forecasts that coal seam gas will supply as much as 50% of gas consumption in the southeastern states by 2020.

CSG Estimated at 47% of Total 2P Reserves in Eastern Australia. In May 2008 (Figure 3), the RLMS estimated total 2P reserves in Eastern Australia at approximately 22,605 Bcf, up from 16,480 Bcf a year ago. Coal seam gas reserves of 10,628 Bcf almost doubled from 5,655 Bcf according to the RLMS data. This data includes the recently-certified gross 2P CSG reserves in the Gunnedah Basin of 185 Bcf being developed by Gastar and Eastern Star Gas. Proven and probable gas reserves, or 2P gas reserves, represent the industry’s expected volume of gas that can be produced and sold. In Australia, contracted gas is typically based on 2P gas reserves volumes, and therefore the level of 2P reserves is a key indicator of the future potential of gas supply.
Figure 3: Coal Seam and Conventional 2P Gas Reserves (05/15/2008)

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IMPROVING ECONOMICS FOR SE AUSTRALIAN CSG PRODUCERS

There are distinct differences between the southeastern and western Australian markets, particularly regarding natural gas prices. Gas in southeastern Australia has been selling at a significant discount to gas in the western states, giving oil and gas companies little incentive to invest in exploration projects. As a result, only about 5% of the total Australian gas production comes from the southeastern region. Comparatively, gas production from Western Australia makes up approximately 66% of the country’s total gas supply.

Expanded Infrastructure Could Improve Gas Price Differentials. It is not that there is a shortage of gas in southeastern Australia. The issues have been a shortage of markets and limited access to those markets. Owing to lack of gas transportation and export capacity, the “landlocked” gas in southeastern Australia has been selling at a significantly discounted price. To put the pricing environment into perspective, average realized prices in southeastern Australia are currently just under A$4/gigajoule (see Glossary; equivalent to about US$3.60/MMBtu). In contrast, western Australian gas producers are realizing price “netbacks” in the range of US$7.00-$9.00/MMBtu (net of transportation, liquefaction, and shipping costs). According to Energy Quest, Australian LNG export prices averaged $7.29 during the 2008 first quarter.

Coal seam drilling economics have improved with the use of innovative well-completion methods and other new technologies. Thus, leveraging off of a lower cost base, the coal seam producers should be able to deliver strong cash margins on a discounted or flat price outlook.	This more favorable gas price environment largely reflects the established LNG infrastructure and export capacity on the western coast of Australia that has allowed producers in that region to sell gas into the Asian and European markets. Today, the average price of gas delivered to the spot Asian LNG market is selling in the range of $11.00-$14.00/MMBtu, and the western Australian gas producers selling into that market are realizing prices well in excess of the gas price in the eastern states.

As “price takers” of a lower netback price, the southeastern gas producers are experiencing lower realized margins. However, coal seam drilling economics have improved with the use of innovative well-completion methods and other new technologies. Thus, leveraging off of a lower cost base, the coal seam producers should be able to deliver strong cash margins even in the unlikely event of continued discounted or flat natural gas prices.

LNG Exports May Increase Reliance on New South Wales CSG Supply. Although currently there are no LNG facilities in southeastern Australia, as many as four new LNG export projects have been recently proposed. One of the largest is the A$7.3 billion LNG project near Brisbane that is planned by the British BG/Queensland Gas joint venture. Another large project, budgeted in the range of A$5.0-$7.0 billion, is planned by Santos Ltd. to be built in the Gladstone region of Queensland. Other companies involved in planned LNG export projects in Queensland include Sunshine Gas, Liquefied Natural Gas Ltd. and Arrow Energy.

All of the proposed gas liquefaction facilities would source coal seam gas from the Bowen and Surat Basins in Queensland and export the gas to international markets. This may increase the reliance on coal seam gas from alternative basins in New South Wales, such as the Gunnedah Basin, where Gastar operates, to supply the growing local electric power markets. Put another way, Queensland gas production that may have competed for NSW gas markets will now flow to LNG export facilities leaving NSW gas markets to be supplied by the depleting traditional sources and the new indigenous CSG resources.

Once the LNG facilities are in service, export gas prices may reach a closer parity to crude oil prices, which is the benchmark on which global LNG delivery prices

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are based. However, the first of the new LNG plants is not expected to be in service until 2013. In the interim, coal seam gas production from basins in both Queensland and New South Wales will compete for a share of the gas-fired power market and to a lesser extent, the existing industrial and manufacturing market. Energy use in the industrial and manufacturing sectors is forecast by the ABARE research group to grow at a steady, albeit lower rate that closely tracks the assumed GDP growth rate of 1%-2% in NSW and Queensland, respectively. This explains why the expected double-digit growth in gas demand from proposed LNG and power plants has the attention of the CSG industry. On a more micro level, gas use may increase with the proposed phase-out of electric water heaters and new uses such as gas-to-liquids technologies and other synthetic fuels.

Gastar and Eastern Star have based their development assumptions on gas prices averaging A$3.00-$3.50/MMBtu, and any price improvement would provide pure upside.	Inherent Low Costs and Improving Efficiencies in CSG Development. In sum, coal seam gas is expected to play an increasingly important role in supplying the southeastern Australian gas market as demand increases with gas-fired electric generation load, LNG exports and expanding infrastructure. These developments should lead to an improved outlook for gas prices in the southeastern states, and thus, translate into increased margins in addition to reserve upgrades for producers. However, in the event that prices do not improve, the coal seam gas industry will still likely continue to grow given the inherent low finding and development costs and a focus on improving efficiencies and developing new drilling techniques that keep costs in check. For example, companies such as Gastar and Eastern Star have based their development assumptions on gas prices averaging A$3.00-$3.50/MMBtu, and any price improvement would provide pure upside.

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3. Gastar Exploration: An Emerging CBM Player

Gastar Exploration Limited (AMEX: GST & TSX: YGA) is a U.S.-based independent oil and gas company headquartered in Houston, Texas, which holds a large acreage position in a number of coal bed methane projects in southeastern Australia. It was an early entrant into the play and is primarily developing its extensive coal seam gas resources in New South Wales. Of its Australian coalbed methane prospects, Gastar’s largest is within Petroleum Exploration License (PEL) 238 in the Gunnedah Basin in NSW; in which it owns a 35% working interest. PEL 238 covers about 2.2 million gross acres (786,000 net) and is strategically located about 250 miles northwest of Sydney. An estimated 185 Bcf of gross probable (2P) reserves have been certified within PEL 238 that are attributable to approximately 1.0% of the 1.2 million acres that appear to be underlain with developable coals. Initial commercial production is anticipated in late 2008.
Figure 5: PEL 238 in Gunnedah Basin

Gastar also holds other licenses in PEL 433 and 434 in the basin which may also contain reserves. Through December 2007, Gastar had invested $14.3 million for its 35% interest in PEL 238, PEL 433 and PEL 434 in New South Wales.

In addition to its southeastern Australian assets, Gastar owns a large coalbed methane acreage position in the U.S. in the Powder River Basin of Wyoming, currently producing 5.1 MMCFD, net.	Based on its pilot production success and the anticipated build-up in the energy infrastructure in New South Wales, Gastar plans to continue to pursue with its operating partner, Eastern Star, further pilot production, core-hole and other exploratory CBM activities. Eastern Star is a publicly traded oil and gas company in Australia that has a management team with extensive experience in conventional and coal seam gas exploration and development.

Experienced in Coalbed Methane Development. Gastar is taking advantage of Eastern Star’s expertise in the Australian coal seam resource play, but the development of coalbed methane reserves is not new to the company. In addition to its southeastern Australian assets, Gastar owns a large coalbed methane acreage position in the United States. Specifically, it has a 40% working interest in about 55,000 gross acres (21,854 net) in the Powder River Basin of Wyoming from which it is producing approximately 5.1 MMcf per day (MMCFD) net to Gastar.

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	WELL-POSITIONED FOR UPSIDE OPPORTUNITIES

	PEL 238 is located in the most lightly explored portion of the Bowen-Gunnedah-Sydney Basin complex, which presently represents the dominant portion of Australia’s coal seam gas reserves. Extensive coring of coals on PEL 238 by the Australian government has provided an understanding of the coal resources and the potential coalbed methane resources in place.

	Two primary coal seams are found on the PEL 238 license: the Late Permian-aged Hoskisson coal formation and the Early Permian-aged Maules Creek coal formation. These coals have characteristics very similar to the prolific San Juan coal seam basin in the United States in terms of permeability, depth and gas content as illustrated in the table below.

	Figure 6: Comparison of PEL 238 and San Juan Basin Coal Seams
		PEL 238	San Juan Basin
	Laterally Continuous Coals	Yes	Yes
	Coal Thickness (ft):	20 - 100	20 - 100
	Permeability (md):	35	5 - 50
	Depth (ft):	3,000	3,000
	Gas Content (scf/ton):	450	450 - 600
	Wells Drilled:	28	~5,000

The San Juan Basin is one of the most prolific gas producing regions in the U.S., located in northwestern New Mexico and southwestern Colorado. The development of the Fruitland coal seam resource starting in 1988 dramatically changed this basin. Currently, almost 65% of the total production from the basin is from this one resource.

Gastar believes that by owning a significant position in PEL 238 at this early stage of exploration and development, it is exposed to a potentially major play at a relatively modest investment.	Early Mover Advantages. Gastar believes its ownership of significant acreage in PEL 238 at this early stage of exploration and development positions the Company for a potentially major play in the future at a relatively modest investment. In 2006 in an initial pilot program, Gastar and Eastern Star drilled nine vertical wells on 40-acre spacing and one monitoring well, all of which had promising results. The wells are producing early gas, at increasing rates and water at greater rates than anticipated, which indicate a fully gas saturated system and high permeability.

The 2008 exploration program commenced in March, which includes a 20-well exploration and appraisal core holes within the Bohena project designed to achieve 2P gas reserves targets of up to 400 Bcf by the end of this year. The first test corehole, the Dewhurst #2, was recently successfully completed, and its results confirmed the presence of a thick Bohena coal seam developed to the south and east of the Bibblewindi pilot production area. The Dewhurst #2 encountered approximately 39 meters (127 feet) of coal within the Black Jack and Maules Creek coal formations including approximately 18.2 meters (60 feet) in the targeted Bohena seam, of which 14.7 meters (49 feet) was found in a single coal zone. Further testing confirmed high methane content within the targeted Bohena coal seam. Drilling of the second test corehole, the Dewhurst #3, has begun and is located approximately 2.2 miles east of the Dewhurst #2.

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As part of the 2008 drilling program, GST and ESG plan to target the natural fractures in the coal seams by utilizing horizontal drilling technologies, thus increasing wellbore permeability and enhancing gas flow rates. Horizontal wells tend to cost about $1.4-$ 1.7 million per well compared to vertical wells at $800,000-$900,000 per well. GST is also considering a multi-lateral horizontal well design that would run as high as $5 million per pilot, but EURs are expected to be as high as 4.5-5.0 Bcf per pilot.

Figure 7: Multi-lateral Horizontal Pilot

Source: Eastern Star Gas

Four multi-lateral horizontals wells are planned under the 2008 exploration program. The multi-lateral horizontal wells will be drilled using underbalanced directional drilling. The wells are designed to intersect a much greater surface area of coal seam gas than conventional vertical drilling, which should results in higher production rates of 5 to 10 times a typical vertical well. GST had budgeted $ 15 million in 2008 capital expenditures in Australia and $ 25 million in 2009. However, the Company may increase its 2008 expenditures by as much as 20% with the implementation of its planned horizontal drilling program.

A market for this gas has already been identified. In 2007, GST and its joint venture partner were approached by third parties with an interest in potentially buying up to 1.0 Tcf of gas supply, and two Memorandums of Understanding (MOUs) have been executed discussed later in this report. Longer term, GST will target gas-fired power plants in New South Wales for future gas delivery in addition to the industrial and residential markets in Sydney, Newcastle and Wollongong. This developing market should support new pipelines and other infrastructure in the area to deliver coal seam gas from PEL 238. This would lead to the classification of the reserve base from potential to proved or probable reserves. According to Eastern Star, which is also the operator of the project, the proved and probable reserve base in the PEL 238 will have doubled by the end of 2008.

Attractive Drilling Economics in the PEL 238. Generally, coalbed methane wells are shallow and therefore less costly to drill than conventional wells. Assuming GST’s finding and development costs in PEL 238 continue to average A $ 1.00 per Mcf in the field and the average selling price for the natural gas ranges between A $3.50-$5.00/MMBtu, GST should recognize very attractive margins over the near term. Also, early production results continue to support the potential for recoverable reserves of 3-5 Bcf for each multi-lateral horizontal production

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pilot well. However, before GST and its joint venture partner can recognize the proved reserves under SEC guidelines, contracts and capital commitments for the construction of the pipeline and other related infrastructure in addition to gas sales contracts must be in place. The certification of a portion of these reserves is expected by year-end 2008 or early 2009.

Pipeline to Wilga Park Power Station to be completed by late 2008.	Higher Certified Reserve Targets Based on Recent NSAI Report. Production testing is presently underway at two locations (Bibblewindi and Bohena) on Gastar’s 65,000 gross acre assessment lease (PAL 2) within PEL 238. On the basis of the production pilots and the signed MOUs, Netherland Sewell & Associates, Inc. (NSAI) independently certified Gastar’s gross 2P gas reserves of 185 Bcf and 3P gas reserves of 1,300 Bcf in January 2008. This provided a reasonable base on which GST raised its targeted certified 2P reserve objective to 400 Bcf from 200 Bcf by the end of 2008.

The initial gas market for the gas from the pilots is anticipated to be an electric generation facility, the Wilga Park Power Station located in the nearby town of Narrabri, NSW. The power plant has a 4MW nameplate capacity but operates at a reduced rate due to the decline of the Coonarah Gas field which supplies conventional gas to the plant. Eastern Star is currently constructing a short 32-kilometer transmission pipeline and gathering system to serve the plant and is anticipated to be completed by late 2008. As additional volumes are brought on-line, the Wilga Park Power Station will be expanded up to a maximum 40 MW of capacity with the ability to consume approximately 3.0-4.0 Bcf of gas per year.

Gastar recently purchased from Eastern Star a 35% interest in the Wilga Park plant and Petroleum Production License 3 (PPL3), which contains the Coonarah conventional gas field. The purchase includes an upfront payment of $3 million and another $25,000 payment when the plant is expanded. Gastar’s ownership in the plant and PPL3 will further align the Company with its joint venture partner from the “wellhead to the burnertip”.

GSAs tend to have terms of 10 to 20 years and are likely to include take-or-pay provisions that require the plant operator to pay for gas whether or not it used the gas… providing steady cash flows to the gas producer.	Agreements in Place to Deliver Gas from PEL 238 Beginning in 2010. The southeastern Australian gas market is characterized by agreements between gas buyers and sellers that underpin investments by both parties. The process usually begins with a preliminary agreement or an MOU followed by a long term gas sales agreements (GSA). Pricing terms under a typical GSA are either based on fixed market prices or on a netback from wholesale electricity prices, or on an escalator linked to CPI. The price may also be reviewed at pre-determined intervals over the life of the contract, generally every 2-3 years. Large GSAs tend to have terms of 10 to 20 years and are likely to include take-or-pay provisions that require the power plant operator to pay for gas on a daily basis whether or not it actually used the gas. This type of arrangement would provide steady dependable cash flows to the gas producer.

Gastar and Eastern Star Gas signed the first MOU with Macquarie Generation (MacGen) to potentially supply up to 500 Bcf of gas to its Bayswater Power Station. MacGen is Australia’s largest power generator and is enhancing its coal- fired Bayswater plant to consume natural gas. The proposed enhancement would deliver combined-cycle type efficiencies at the plant. Also, MacGen has already announced plans for additional expansion and enhancement of the facility. Gastar has provided MacGen with an indicative gas supply term sheet which sets the stage for a potential long-term gas supply agreement. The GSA would specify that the gas be supplied under a “take-or-pay” arrangement and pricing terms based on an acceptable rate of return. GST hopes to begin deliveries by late 2010.

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Supply Gas to Bayswater, Newcastle and Beyond

Such an agreement could also underpin the development of additional gas reserves and the construction of a pipeline to access the Sydney, Newcastle and Wollongong markets. If deemed feasible, access to the electricity facility would require construction of a pipeline of approximately 300 kilometers to reach PEL 238 with an additional 150 kilometers of pipeline to access the gas markets in Sydney, Newcastle and Wollongong. The capital costs for these projects could be substantial, although it is anticipated that either the gas buyers or third parties will construct this infrastructure in order to realize the value of any identified reserves. Construction may also require significant amounts of time.

A second MOU was signed in late 2007 with Babcock & Brown, Australia’s largest ASX-listed electricity generator. Under this MOU, GST and ESG would supply 40 Bcf/year of gas from the PEL 238 and 433 concessions under a 15-to 20-year commitment to a 640-MW gas-fired power plant being built by Babcock & Brown in northern New South Wales. Deliveries are expected to commence in late 2010. The NSW government is in the process of privatizing its electric generation and retailing activities, which could actually speed up the timing of the project. Babcock & Brown will develop the pipeline infrastructure to transport gas to the power station, and it plans to subsequently expand the plant. Negotiations for a gas sales agreement are underway.

Other Acreage Concessions Offer CBM Production Potential. GST also owns a 35% interest in two additional concessions, PEL 433 and 434, to the south of the PEL 238. While there has been no previous coal seam exploration or evaluation on these concessions, the NSW government identified in the 1970s and 1980s the thickness of certain coals on PEL 433 as a result of core hole drilling. Based on this data, the Hoskisson Coal Seam is believed to be 4-6 meters (13-20 feet) thick and to be widely distributed. In mid-2007, GST and ESG drilled two core holes on the prospect for a total cost of $ 700,000 under a farm-in agreement and evaluated the Hoskisson for depth, thickness, permeability, gas content and composition. While both of these core holes found highly permeable coals, the coals were shallower than projected and thus contained lower measured gas contents than expected. Additional core holes are planned in areas where the coals are known to be buried deeper on the basis of earlier government coring efforts. The existing Central Ranges Pipeline system would provide immediate access to regional gas markets, including Sydney.

CHALLENGES TO CSG DEVELOPMENT IN GUNNEDAH

Unpredictable Natural Gas Prices. The development of LNG facilities along the Australian East Coast is expected to result in a substantial increase in natural gas prices. All of the proposed plants plan to source coal seam gas for export delivery. Domestic Australian gas prices would then trade at an LNG netback price which also links the price of gas with oil. At an assumed oil price of $ 100 per barrel the netback price could be as a high as $10 per MMBtu. However, the first sales of LNG are at least five years away, and there is no assurance that all of the proposed plants will be built. Also, a significant rise in CSG production between now and then could temporarily upset the supply and demand picture, which could negatively impact gas prices.

Underdeveloped Gas Pipeline Infrastructure. Australian natural gas markets and transmission infrastructure exists but are not as developed or interconnected as the markets and infrastructure in the United States. Specifically, the PEL 238 concession is currently not served by natural gas transmission infrastructure. However, there are four new pipeline projects that will either access gas from producing basins or deliver gas to markets in New South Wales (see Figure 8).

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Figure 8: Completed, Progressing and Proposed NSW Pipelines

Pipeline	State	Length (km)	Project Completion
Eastern Gas Pipeline	Vic-NSW	795	2000

Hoskintown-Canberra	NSW-ACT	31	2001

Wagga-Tumut Pipeline	NSW	65	2001

Central Ranges Pipeline	NSW	300	2006

Hunter Gas Pipeline	NSW	37	2007

North Gas Link (now QSN Link)	Qld-NSW	180	2008

Queensland-Hunter Gas Pipeline	Qld-NSW	850	2008

Wellington Power Station Pipeline	NSW	100	2011

Wallumbilla-Bulla Park Pipeline	Qld-NSW	753	2014

Source: Australian Pipeline Industry Association, Australian Energy Regulator

Ramp-Up of Gas Sales to Meet MOU Requirements. In order to convert its MOUs into GSAs, Gastar and ESG will need to drill and bring into production more wells over a number of years in order to prove up sufficient reserves for contract commitment. Also, prior to selling gas under the MOUs, a market for the gas is required. If the proposed Queensland-Hunter pipeline is not built, Gastar and its joint venture partner may have to construct a pipeline to the nearest existing trunkline. While this would require significant capital expenditures for pipeline and potentially additional compression, it would expedite development of the field and provide cash flow during this development phase.

Exploration Licenses Subject to Renewal. Coal bed methane exploration in PEL 238 is subject to renewal a term of up to six years after the initial term of up to six years. Although on renewal of a PEL there is a risk that the government could reduce the acreage to which the license applies, there is ample acreage that could be relinquished without affecting any long-term development plans. However, non-renewal of this license could adversely affect Gastar’s exploration and development plans, results of operations, financial condition or cash flows.

Native Title Claims Could Affect Australian Land Use. Australian oil and gas operations are subject to unique risks relating to Aboriginal land claims and government licenses. Native title, which is based on the traditional laws of Aboriginal groups, allows “registered” claimants to participate in government land use decisions affecting land to which they may hold native title. There are registered native title claims in the Gunnedah Basin in New South Wales affecting PEL 238 but claims are yet to be resolved.

Native title could impact Gastar’s Australian operations in two important ways: 1) Validity of interests. Certain processes must be followed when obtaining the authority to prospect, develop resources or construct a pipeline over land subject to a registered native title claim. 2) Costs and delays associated with the rights of the native title claimants when seeking government authorities. An agreement that includes immediate payments, revenue sharing, or both may have to be reached with native title parties. Such an agreement may also restrict the area where prospecting or development can occur, or affect the construction of a pipeline.

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TRANSACTIONS DRIVING VALUE OF CSG POTENTIAL

Over the past couple of years, a number of transactions, farm-ins and takeover bids have involved CSG assets, making the value of these assets more transparent. The transaction multiple is typically quoted as value per 2P (proved and probable) reserves, and the multiples have been increasing over time with the increased awareness of the potential value of these coal seam reserves. The 2P reserves metric is used because of the high probability of the reserves being developed.

In an unconventional play such as coalbed methane development, the reservoir containing the gas can be extensive. Once commercial gas production has been proven, the 2P resources in that field are converted to the 1P or proved category, as classified by the SEC. Thus, the proved and probable reserve base should continue to expand as the coal seam reserves are produced and the gas markets develop. In this regard, the 2P reserve base may even be understated.

Figure 9: EV/Reserves Transaction Multiples

Source: company announcements, Wilson HTM

* BG offer for Origin rejected

SUMMARY OF RECENT TRANSACTIONS:

•       June 2008: Santos Ltd. sold a 40% interest in its proposed Gladstone LNG project to PETRONAS for $2.5 billion. Included in the sale was 538 Bcf, or about one-third, of Santos’ 2P CSG reserves, and total transaction value equates to about A$ 4.91/Mcf for the reserves.

•       June 2008: Santos acquires exploration licenses in the Gunnedah Basin on acreage surrounding Gastar/ESG’s PEL 238, and has estimated that the resource potential of its Gunnedah Basin properties at 40 Tcf,

• April 2008: British BG hostile bid for Origin Energy (ORG.AX) for almost A$ 13 billion (US$11.8 billion), or about A$3.70/GJ (US $4.07/Mcf) for ORG’s 2P coal seam reserves was rejected by ORG.

• January 2008: BG Group PLC acquisition of 2P coal seam gas reserves from Queensland Gas Company Limited (QGC) at A $1.58/GJ (US$1.70/Mcf) to explore and develop onshore coal seam gas acreage.

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The following charts, Figures 10 and 11, depict the relative valuation and stock performance of publicly-traded companies with significant coal seam gas assets in Australia.

Figure 10: EV/Reserves Trading Multiples

Company ASX		Arrow Energy AOE	Qld Gas Company QGC	Sunshine Gas SHG	Sydney Gas SGL	AJ Lucas AJL	Eastern Star Gas ESG	Gastar GST	Metgasco MEL	Molopo Australia MPO
Share Price	$	$3.58	$5.15	$2.34	$0.37	$6.05	$0.79	$2.60	$1.05	$1.65
Issued Shares	m	679.2	740.9	310.0	402.5	54.7	757.4	207.1	121.8	182.8
Mkt Cap (dil)	$ m	2,431.5	3,815.7	725.3	148.9	330.8	594.5	538.5	127.9	301.7
Enterprise Value	$ m	2,345.2	3,634.1	671.5	137.9	358.5	553.7	592.2	123.2	273.7
Reserves:
1P	PJ	171.0	477.0	44.0	29.0	10.4	14.0	7.5	0.0	16.2
2P	PJ	791.0	1,317.0	469.0	40.0	119.1	120.0	64.8	247.0	215.1
3P	PJ	2,790.0	3,116.0	1,097.0	53.0	251.4	845.0	455.0	1,389.0	344.8
Production:
Production FY08	PJ pa	23.4	11.0	0.0	6.4	0.0	0.0	0.0	0.0	0.2
Production FY09	PJ pa	36.7	30.4	4.6	8.2	0.0	0.0	0.0	0.0	0.5
Production FY10	PJ pa	46.8	61.0	16.0	11.1	0.0	0.0	0.0	0.0	3.0
Enterprise Value:
EV per 2P Reserves	$/GJ (2P)	2.96	2.76	1.43	3.45	3.01	4.61	9.15	0.50	1.27
EV per 3P Reserves	$/GJ (3P)	0.84	1.17	0.61	2.60	1.43	0.66	1.30	0.09	0.79
EV per GJ Production	$/GJ pa FY08	100.2	330.4	n/a	21.5	n/a	n/a	n/a	n/a	1,368.7
EV per GJ production	$/GJ pa FY09	63.9	119.5	146.0	16.8	n/a	n/a	n/a	n/a	547.5
EV per GJ Production	$/GJ pa FY10	50.1	59.6	42.0	12.4	n/a	n/a	n/a	n/a	91.2

Source: Wilson HTM, ThomsonOne Financial, and company reports

Pricing and market capitalization data as of 23rd June 2008

Figure 11: GST’s Stock Performance Has Lagged Australian Peers

Source: Big Charts/Market Watch

Over the past twelve months, the Australian-based companies as a whole have clearly outperformed the GST shares, as observed in Figure 11. Gastar’s stock is up about 15% during that period compared to a 135% increase in Santos Ltd.’s shares and a 105% rise in Queensland Gas (QGC) shares. Although the performance of QGC and Origin Energy (OGC) have been distorted by recently-announced transactions, the stock price of Gastar’s joint venture partner, Eastern Star Gas, during that period increased approximately 60%, after falling from

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recent all-time highs. Much of the stock performance has also been driven by the belief that gas prices will increase substantially once the proposed LNG plants are completed.

In recent weeks, GST’s stock price has improved significantly, following the resolution of overhanging litigation and the announcement of successful East Texas drilling results, but its stock performance has lagged its Australian peers over the past year. Recent announcements of upward revisions in Gastar’s certified 2P and 3P coal seam reserve base in Australia hardly moved the needle, and it would appear that Wall Street is not recognizing the potential of its Australian assets despite its highly-visible reserve growth.

Australian CSG Potential Unrealized in GST’s Stock Valuation. GST is currently trading at $ 2.60 per share and has a market capitalization of approximately $ 538 million (as of June 23, 2008). At the end of 2007, Gastar reported a proved developed and undeveloped (1P) reserve base in the U.S. of 54.8 Bcfe with a present value discounted at 10% (PV10) in its 2007 10K filing with the SEC of $132 million, or about $0.65 per share. However, this value was based on 2007 year-end natural gas prices that were selling in the mid-$6/MMBtu range compared to the current $13+/MMBtu, and is likely to be much higher at the end of 2008. Also, this valuation did not include Gastar’s coal seam reserves in Australia’s Gunnedah Basin, certified at 1P reserves of 7.5 Bcf and 2P reserves of 64.8, net to its interest.

While the debate persists as to how to value Australia’s coal seam gas resource, recent deals suggest that the reserves are becoming more valuable. In January 2008, British Gas acquired an interest in Queensland Gas’s coal seam gas reserves in a transaction valued at $1.70/Mcf. Applying that transaction value to GST’s certified 2P reserves in the PEL 238 alone would equate to $110 million, or an implied value of $0.53 per share. An even more recent acquisition proposed by Santos included the purchase of PETRONAS’s 2P reserves at an equivalent value of about $4.91/Mcf. At that price, GST’s net 2P reserves in PEL 238 would be worth $318 million or $1.53 per share.

2008/2009 Reserves Development Key to Value. Booking of reserves and progression of the field development are key value drivers for Gastar. Its 2008 exploration includes the drilling of four multi-lateral horizontal wells that will not only allow for additional reserves to be booked, but will help to map-out field development. Gastar’s objective is to increase its certified 2P coal seam reserves in Australia to 400+ Bcf by the end of 2008 and to 1,300 Bcf by the end of 2009.

The BG/QGC and Santos transactions suggest that Gastar’s 2P reserves in Australia at the end of 2009 could be valued between $ 680 million and $ 1.9 billion or about $ 3.25 - $ 9.25 per share. This assumes year-end certified 2P reserves of approximately 400 Bcf. The higher reserve targets set by Eastern Star would obviously imply an even greater value. In short, the potential value of Gastar’s Australian reserves is not fully reflected in its stock price. However, as the North American investment community gains confidence in Gastar’s role as an emerging and significant coal seam gas producer, the shares of GST’s stock should gain upward momentum.

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4. Appendix: Coal Seam Gas Development

Coalbed methane (or coal seam gas) is natural gas found within coal deposits. Coal seam gas bonds to the surface of the coal particles and is held within the coal under pressure. Underground coal seams are generally filled with water, and it is the pressure of the water that keeps the gas adsorbed as a thin film on the surface of the coal. In this regard, coal seam gas differs from conventional gas simply in how it occurs in nature. By comparison, conventional natural gas is typically stored in the porous spaces between grains of sandstone or similar rock.

The main costs associated with coal seam gas production include securing land access, exploration (drilling and completing production wells), compressing the gas, processing/storing the surplus water, and pipeline tariffs. The key to exploiting the CSG is by pumping the water out of the coal seam to decrease the pressure. The general approach is to drill a vertical well past the target coal seam and then place a pump in the sump of the well. Once depressurized, gas will travel extensive distances through cleats or fractures in the coal seam to the vertical well. In a high-quality CSG deposit, the cleats are interconnected and permeable enough to allow gas and water to flow freely through them.

Water Management and Disposal Is Key Concern. Water is the primary by-product of CSG development, but the water is often rich in salts and other constituents that render it unsuitable for many direct beneficial uses. The poor water quality makes the management of this water one of the major concerns associated with CSG development. The amount of water that must be pumped off varies not only from basin to basin, but also during the life of individual production wells. Strategies for management and beneficial use of the water are dictated by water quality and quantity at each CSG development site.

In most cases, a production area will require a combination of management options for produced water. There are several uses for the product water, including on-site operations such as electricity generation. It may also have beneficial uses such as agricultural applications or drinking water, although the end use of the product water will depend on the water quality, level of treatment required and the percentage of water that may be allocated to an adjacent industry or end user. Thus, the cost of water treatment, transportation, and management needs to also be assessed. In many cases, the most economic alternative may be to transfer the product water to a storage pond for evaporation or later distribution.

Australian Coalbed Methane Production Potential Could Mirror That in U.S. The commercial extraction and exploitation of coalbed methane has been a significant business in the United States, contributing much to the supply growth over the past five years. Since 1990, when coal bed methane was in the early stage of development in the U.S., coal bed methane reserves have grown almost 300%. In 2006, the U.S. Department of Energy reported that CBM reserves represented over 9% of the lower-48 reserve and production base in 2006 or about 19.6 Tcf of reserves and 1.76 Bcf of production. This has grown from 5 Tcf of U.S. coal bed methane reserves in 1990. The proved and probable coal seam gas reserve base in Eastern Australia is also seeing significant growth. With recent and ongoing improvements in drilling technologies, the industry has yet to test the considerable potential of the Australian coal seams.

Production Pilots Evaluate CSG Capabilities. During the early stages of CSG development, an economic basis for future production must be established. Typically this involves a pilot project which tests the production capabilities of the coal seams. The completion techniques of the wells may also be tested to optimize the production rates relative to the well costs. CSG is extracted through either vertical or horizontal wells using conventional stimulation and production technology with some differences and advantages.

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CSG Wells Have Economic Advantages... Wells drilled to extract CSG are generally shallower and thus, cheaper to drill. Depths at which the coal seams can economically produce gas are usually 200-1,000 meters (655-3,200 feet) below the surface. Also, the drilling rigs are typically smaller, easier to move and can be truck-mounted, which helps to reduce well costs. Thus, coal seam gas production tends to have an economic advantage over conventional production.

...But Initial Negative Impacts on Cash Flow: CSG projects tend to be capital intensive in the initial years of development, mainly due to the large number of wells that need to be drilled. The projects can have significant lead times, as long as two years for some projects, before revenue can be generated from gas sales. As CSG projects begin commercial production, new infrastructure capacity such as pipelines, processing plants and compression are added to increase production. Also, the producer may want to pursue extensional drilling activities, at an additional expense, in an effort to expand the 2P reserve base on which sales contracts could be executed.

Also, coal generally has lower permeabilities than conventional reservoirs so the rates of production are usually lower. Because of these relatively-low production rates, drilling efforts to establish 2P reserves can have a negative effect on a producer’s cash flow. Therefore, the conversion of 3P reserves to 2P reserves needs to be balanced against the expected rate of production growth and commercialization of the reserves through supporting contracts. Monitoring these cash flows can be particularly challenging to companies that have limited financial resources.

23 Years’ Supply at Current Consumption: According to Wood MacKenzie’s comments in the NSW Owen Review report, the total estimated 2P resource in eastern Australia will be required to meet the expected growth in gas demand which will be stimulated by greenhouse gas emissions mandates. Assuming a five-year replacement ratio of 260%, this 2P resource base could provide approximately 23 years of production at current levels. This would require that 5,800 new CSG wells be added over that period at a total capital investment of approximately $2.9 billion. This bodes well for future capital investment in developing the coal seam gas resource base and in the potential upside for the CSG producers with existing acreage positions.

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Glossary and Sources

COMMONLY USED TERMS & DEFINITIONS

1P Reserves - Proved developed and undeveloped reserves; defined as oil and gas “reasonably certain” to be producible using current technology at current prices, with current commercial terms and government consent-

2P Reserves - Proven plus probable reserves on which an analysis of geologic and engineering data suggests are more likely than not to be recoverable under reasonable economic, technical and operating conditions.

3P Reserves - Proved, probable plus possible reserves defined as “having a chance of being developed under favorable circumstances.

Appraisal Well - A well drilled for the purpose of determining the size of an oil or gas discovery.

BTU - A British thermal unit, or Btu, is by definition the amount of heat energy needed to raise the temperature of one pound of water by one degree F. In natural gas, 1MMBtu (1 million BTU) = 1.054615 GJ. Conversely, one standard cubic foot of natural gas (1 cf) yields approximately 1030 BTU (between 1010 BTU and 1070 BTU, depending on quality when burned)

Capacity factor - The actual output of a generation plant over a period compared to the expected maximum output from the plant in that period based on 100% availability at the manufacturer’s operating specifications.

Carbon dioxide (CO2) - A greenhouse gas that can be a by-product of oil and gas production and the burning of fossil fuels.

Cleat - Terminology applied to describe the jointing within coal layers.

Coalbed methane (CBM) or Coal seam gas (CSG) - Natural gas contained within coal seams.

Cogeneration - The production of two or more forms of energy from one fuel source. In general, cogeneration plants produce steam and electricity from natural gas.

Combined Cycle Gas Turbine - Combined cycle technology uses both gas and steam turbine cycles in a single plant to produce electricity with high conversion efficiencies and low emissions.

Development Well - A well drilled to enable production from a known oil or gas reservoir.

Electricity Measures and Equivalents

• Watt (W) - A measure of power present when a current of one ampere flows under the pressure of one volt. One watt represents the expenditure of one joule of energy per second.

• Kilowatt (kW) One kW=1,000 watts.

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• Kilowatt hour (KWh) The standard unit of electrical energy that represents the consumption of one kilowatt over the period of one hour.

• Megawatt (MW) 1 MW = 1,000 kW or 1 million watts.

• Gigawatt hour (GWh) 1 GWh = 1,000 megawatt hours or 1 million kilowatt hours

• Terawatt hour (TWh) 1 TWh = 1,000 gigawatt hours, or one million megawatt hours.

Exploration Well - A well drilled to identify a new reservoir of oil or gas.

Fossil Fuels - Fuels derived from fossilized organic matter such as coal, oil and petroleum.

Gas Measures and Equivalents:

• Gigajoule (GJ) 1 GJ = 1 billion joules or 0.95 Mcf

• Terajoule (TJ) 1 terajoule = 1,000 gigajoules.

• Petajoule (PJ) 1 petajoule = 1 million gigajoules.

• Petajoules equivalent (PJe) ≈ 0.95 Bcf

• 1 British Thermal Unit (Btu) = 1.05 petajoules

• 1 million Btus (MMBtu) = 1.05 gigajoule

• 1 cubic foot of natural gas (CF) = 1.02 Btu

• 1 thousand cubic feet (MCF) ≈ 1.02 MMBtu

• 1 short ton of coal = 20,681,000 Btu or 20.68 MMBtu

GGAP - Greenhouse Gas Abatement Program.

Greenhouse effect - A natural effect that keeps the earth’s temperature at a level necessary to support life. Gases in the lower atmosphere such as carbon dioxide, methane and water vapor are warmed by radiation releases by the earth’s surface after it has been warmed by solar energy. These gases then radiate heat back towards the ground, adding to the heat the ground receives from the sun. Without the natural greenhouse effect, the surface of the planet would be about 33ºC (91°F) colder on average. The enhanced greenhouse effect occurs when human activity, such as burning fossils fuels and land clearing, generates more greenhouse gases and increases the warming process. Most scientists agree that the enhanced greenhouse effect is leading to global warming and climate change.

Greenhouse gases - Natural and anthropogenic gases in the atmosphere that absorb and emit infrared or heat radiation, causing the greenhouse effect. The main greenhouse gases are carbon dioxide and methane.

Hydrocarbons - Oil and gas, including condensate and gas liquids (LPG and ethane).

Joule - A joule is the primary measure of energy in the metric system.

Kyoto Protocol - A protocol adopted by the United Nations Framework Convention on Climate Change in Kyoto, Japan in 1997, committing Annex B countries (most OECD and some others) to reduce anthropogenic greenhouse gas emissions relative to 1990 levels. The Kyoto Protocol deals with carbon dioxide, nitrous oxide, methane, sulfur hexafluoride, hydrofluorocarbons and perfluorocarbons.

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List of units:

Mcf	thousand cubic feet

Mmcf	million cubic feet

MMCFD	million cubic feet per day

Bcf	billion cubic feet

Tcf	trillion cubic feet

MMBtu	million British Thermal Units

J	joule

PJ	petajoules

GJ	gigajoules

Memorandum of Understanding (MOU) - Also called “an agreement in principle” or “a letter of intent,” this is an instrument which signifies an intention to negotiate a contract in the future. It is not intended to be a legally binding document. Used as a preliminary step towards forming a binding agreement at a later stage.

Petajoule - 1.054 petajoules is equivalent to approximately 1 British thermal unit or Btu of natural gas (see Gas Measures and Equivalents)

PEL (Petroleum Exploration License) is designed to cover the exploration phase of a project and confers exclusive rights to the exploration for and recovery of samples from the area designated. These rights are granted by relevant Commonwealth, State or Territory Governments.

Production Well - A well drilled and completed for the purpose of removing light oil or natural gas from a reservoir.

Reserves - Consistent with those of the Society of Petroleum Engineers and required by the Australian Stock Exchange listing rule 5.11. Proved plus probable (2P) reserves are those reserves which analysis of geologic and engineering data suggest are more likely than not to be recoverable under reasonable economic, technical and operating conditions.

Spot Market - A wholesale market for commodities, such as electricity or crude oil, which allows matching of supply against demand.

Unconventional Gas Reserves - Unconventional gas, in a purely economic context, is gas that is located in a reservoir with properties that prevent its recovery by conventional practice at current prices.

SOURCES:

PESA: An Overview of Coal Seam Gas and Its Effects on Queensland’s Gas Market (2004)

NSW Owen Review; Availability and Cost of Gas for NSW Baseload Generation (and Wood MacKenzie Expert Report), July 31, 2007

Australian Bureau of Agricultural and Resource Economics (ABARE), Energy in Australia 2006

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Australian Bureau of Agricultural and Resource Economics (ABARE), National and State Projections to 2019-2030, December 2006

Resource & Land Management Service May 2008

Department of Natural Resources, Mines & Energy, Coal Seam Gas Water Management Study by Parsons Brinckerhoff Australia Pty Limited, August 2004

SPE/DOE Unconventional Gas Recovery Symposium of the Society of Petroleum Engineers held in Pittsburgh, PA, May 16-18, 1982.

Gas Today, Australia, Coal Seam Gas, November 2007

Wall Street Journal, Energy Firms See a Bonanza in Australia, June 10, 2008

Wilson HTM Investment Group, The Australian Coal Seam Gas Industry, Resource Growth Drives Demand, October 17, 2007

Wilson HTM Investment Group, Molopo Australia Ltd. Initiation of Coverage, April 1, 2008

Pattersons, The Australian Stockbroker, Eastern Star Gas Ltd. Future Star – 2008 Campaign to Prove Reserves & Production, June 4, 2008

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Gastar Exploration Ltd.

Executive Officers	Board of Directors

J. Russell Porter	J. Russell Porter
President and CEO	Chairman of the Board

Michael Gerlich	Abby F. Badwi
Vice President and Chief Financial Officer	Director

Jeffrey C. Pettit	Robert D. Penner
Vice President and COO	Director

R. David Rhodes	John M. Selser Sr.
Vice President of Completion and Production	Director

Frederick E. Beck, PhD
Vice President of Drilling

Henry J. Hansen
Vice President of Land

Sara-Lane Ruzicki, LLB
General Corporate Canadian Counsel and
Corporate Secretary

This document is issued by Gastar Exploration Ltd. and was prepared in conjunction with the firm of Dennard, Rupp, Gray & Easterly, LLC.

©2008 Gastar Exploration Ltd.

All Rights Reserved.